Exhibit (a)(1)(E)

Details of the Equity Exchange Offer

Important information regarding the exchange offer under the equity exchange program is included in the document titled “Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for Replacement Awards,” dated July 13, 2009 (the “Offering Memorandum”). The Offering Memorandum can be viewed by clicking here and is available on the exchange offer website at http://genworth.com/optionexchange. You are urged to read the Offering Memorandum carefully before making any decision as to whether to participate in the exchange offer.

In addition to the information provided, the executive compensation team will be holding informational sessions over the next few weeks to answer questions you may have. Details concerning these informational sessions can be found by clicking here.

Election to Participate via the Exchange Offer Website:

If you elect to participate in the exchange offer via the exchange offer website, you will need to follow these steps:

1.	Log on to the exchange offer website at http://genworth.com/optionexchange
•	User Name = your Single Sign-On (SSO)
•	Password = your date of birth in the format mmddyyyy (if you are logging in for the first time, you will be prompted to create your own unique Password)
2.	To proceed with your election you will need to click “I Agree” on the “Website Terms of Use” page.
3.	Review the list of your Eligible Options and SARs on the “Make Your Election” tab.
4.	To proceed with your election, you will need to check the appropriate boxes next to each of your Eligible Options and SARs to indicate whether or not you are tendering your Eligible Options and SARs for exchange in accordance with the terms of the Offering Memorandum.
5.	If you are satisfied with your election, you will need to agree to the terms provided by clicking “Submit”.
6.	After you click “Submit” you will be prompted to print and retain a copy of your election confirmation for your records. If your primary work location is in the U.S. you are now finished.
7.	If your primary work location is outside of the U.S., you must sign a copy of your election confirmation and return it to Genworth using one of the following means:

By Email:	compensation@genworth.com
By Facsimile:	866-878-0212
By Mail or Courier:	Attn: Executive Compensation
6620 West Broad Street Richmond, Virginia 23230 Contact Number: 866-931-4954

Election to Participate in Paper Form:

If you are unable to access the exchange offer website, you may request a paper election form by emailing the executive compensation team at compensation@genworth.com or by contacting your human resources manager.

To elect to participate in the exchange offer using the paper election form, please complete the election form and return it to Genworth so that we receive it before 5:00 p.m., U.S. Eastern Time, on August 18, 2009, using one of the following means:

By Email:	compensation@genworth.com
By Facsimile:	866-878-0212
By Mail or Courier:	Attn: Executive Compensation
6620 West Broad Street Richmond, Virginia 23230 Contact Phone Number: 866-931-4954

Confirmation of Receipt:

If your primary work location is outside of the U.S. (and therefore you are required to provide Genworth with a signed election confirmation), or if you submit your election on the paper election form, Genworth will send you confirmation upon our receipt of such document.

Election Change:

You may change your election at any time from July 13, 2009 until August 18, 2009, as long as we receive your new properly completed and submitted election by 5:00 p.m., U.S. Eastern Time, on August 18, 2009.

Foreign Translations Available:

This document and portions of the Offering Memorandum have been translated into portugues, deutsch, francais, francais canadian, espanol, nederlandse taal, suomi, and italiano. These translated documents are available on the exchange offer website and may be requested by emailing the executive compensation team at compensation@genworth.com or by contacting your human resources manager.

IMPORTANT: This exchange offer closes at 5:00 p.m., U.S. Eastern Time, on August 18, 2009 and we must have received your properly completed and submitted election by that time.

Questions:

If you have any questions about the exchange offer, please attend one of the informational sessions described above. After you have attended one of these sessions, if you have further questions, please contact either the executive compensation team at compensation@genworth.com or your human resources manager.